                                EXHIBIT NO. 99.5

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

----------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                      1999            1998               1997
----------------------------------------------------------------------------------------------------------------------------------
REVENUE

Fee Revenue..................................................................     $  424,467       $  339,619         $  281,691
                                       1999         1998        1997
                                    ----------- ------------ ------------
 Interest Revenue.................. $ 246,929   $  224,743   $  212,521
 Interest Expense..................  (129,816)    (122,117)    (120,862)
 Provision for Credit Losses.......         --        (600)        (750)
 Securities Gains, Net.............        17            4          216
                                    ----------- ------------ ------------
Net Interest Revenue.........................................................        117,130          102,030             91,125
                                                                                  ------------     ------------       ------------
Total Revenue................................................................        541,597          441,649            372,816
                                                                                  ------------     ------------       ------------
OPERATING EXPENSES

Salaries.....................................................................        141,417          117,889            100,997
Performance Compensation.....................................................         58,303           41,028             32,472
Sales Commissions and Incentives.............................................         29,012           19,448             14,050
Other Employee Benefits......................................................         34,039           32,373             24,904
                                                                                  ------------     ------------       ------------
Total Salaries, Performance

  Compensation and Other Benefits............................................        262,771          210,738            172,423
Occupancy....................................................................         41,786           36,574             39,294
Amortization of Intangibles..................................................          6,950            5,799              3,521
Other........................................................................        102,414           87,444             73,919
                                                                                  ------------     ------------       ------------
Total Operating Expenses.....................................................        413,921          340,555            289,157
                                                                                  ------------     ------------       ------------
Income Before Income Taxes...................................................        127,676          101,094             83,659
Income Taxes.................................................................         50,107           39,427             32,627
                                                                                  ------------     ------------       ------------
Net Income...................................................................     $   77,569       $   61,667         $   51,032
                                                                                  ============     ============       ============
Basic Earnings Per Share.....................................................     $     4.18       $     3.29         $     2.64
                                                                                  ============     ============       ============
Diluted Earnings Per Share...................................................     $     3.72       $     2.96         $     2.39
                                                                                  ============     ============       ============

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CONDITION
DECEMBER 31,

-------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                                              1999                 1998
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and Due from Banks...............................................................   $        407,329     $        108,346
Short-Term Investments................................................................            425,456              459,263
Securities Available for Sale.........................................................          1,079,158            1,058,088
Loans, Net of Allowance for Credit Losses ($20,169 in 1999 and $19,414 in 1998).......          2,689,206            2,171,393
Premises and Equipment, Net...........................................................             79,447               77,020
Other Assets..........................................................................            342,455              268,752
                                                                                         -----------------    -----------------
Total Assets..........................................................................   $      5,023,051     $      4,142,862
                                                                                         -----------------    -----------------
LIABILITIES
Deposits:
  Non-Interest Bearing................................................................   $      1,247,252     $        824,585
  Interest Bearing....................................................................          2,957,691            2,590,206
                                                                                         -----------------    -----------------
Total Deposits........................................................................          4,204,943            3,414,791
Short-Term Credit Facilities..........................................................            141,157              140,925
Accounts Payable and Accrued Liabilities..............................................            312,110              274,738
Long-Term Debt........................................................................             63,000               67,773
                                                                                         -----------------    -----------------
Total Liabilities.....................................................................          4,721,210            3,898,227
                                                                                         -----------------    -----------------
Commitments and Contingencies

STOCKHOLDERS' EQUITY
Preferred Stock, Par Value $1.00; Authorized 5,000,000;
  Issued, None........................................................................                --                   --
Common Stock, Par Value $1.00; Authorized 70,000,000 Shares;
  Issued 20,087,780 in 1999 and 19,970,842 in 1998....................................             20,088               19,971
Capital Surplus.......................................................................             36,819               18,902
Retained Earnings.....................................................................            354,510              293,289
Treasury Stock, at Cost (1,427,179 Shares in 1999 and
  1,502,184 Shares in 1998)...........................................................            (96,742)             (87,768)
Loan to ESOP..........................................................................                 --               (3,773)
Accumulated Other Comprehensive Income (Loss).........................................            (12,834)               4,014
                                                                                         -----------------    -----------------
Total Stockholders' Equity............................................................            301,841              244,635
                                                                                         -----------------    -----------------
Total Liabilities and Stockholders' Equity............................................   $      5,023,051     $      4,142,862
                                                                                         =================    =================


The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31,

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         ACCUMULATED
                                                                                                            OTHER         TOTAL
(DOLLARS IN THOUSANDS, EXCEPT PER          COMMON    CAPITAL      RETAINED      TREASURY      LOAN TO   COMPREHENSIVE  STOCKHOLDERS'
SHARE AMOUNTS)                             STOCK     SURPLUS      EARNINGS       STOCK         ESOP     INCOME (LOSS)    EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1999                $   19,971  $  18,902   $   293,289   $   (87,768)   $  (3,773)  $   4,014     $  244,635
Net Income.............................                              77,569                                                77,569
Change in Net Unrealized Gain (Loss) on
  Securities Available for Sale........                                                                    (16,848)       (16,848)
                                                                ------------                             -----------   -----------
Total Comprehensive Income.............                              77,569                                (16,848)        60,721
                                                                ------------                             -----------   -----------
Purchases of Treasury Stock
  (655,785 Shares).....................                                           (53,924)                                (53,924)
Principal Payment by ESOP..............                                                          3,773                      3,773
Cash Dividends Declared ($0.88
  Per Share)...........................                             (16,366)                                              (16,366)
Issuance of Shares for Acquisitions
  (525,077 Shares).....................                12,564                      32,181                                  44,745
Issuance of Shares Under Employee
  Benefit Plans (322,651
  Shares)..............................        117      3,301                      12,769                                  16,187
Tax Benefits From Stock Based Awards...                 2,052            18                                                 2,070
                                        ----------  ----------  ------------  ------------   ----------  -----------   -----------
Balance, December 31, 1999............. $   20,088  $  36,819   $   354,510   $   (96,742)   $      --   $ (12,834)    $  301,841
                                        ==========  ==========  ============  ============   ==========  ===========   ===========
Balance, January 1, 1998                $   19,895  $  12,325   $   244,980   $   (42,627)   $  (7,254)  $   3,827     $  231,146
Net Income.............................                              61,667                                                61,667
Change in Net Unrealized Gain on
  Securities Available for Sale........                                                                        187            187
                                                                ------------                             -----------   -----------
Total Comprehensive Income.............                              61,667                                    187         61,854
                                                                ------------                             -----------   -----------
Purchases of Treasury Stock
  (866,900 Shares).....................                                           (58,173)                                (58,173)
Principal Payment by ESOP..............                                                          3,481                      3,481
Cash Dividends Declared ($0.72
  Per Share)...........................                             (13,451)                                              (13,451)
Issuance of Shares for Acquisitions
  (173,593 Shares).....................                 2,917                       9,538                                  12,455
Issuance of Shares Under Employee
  Benefit Plans (146,886
  Shares)..............................         76      2,018                       3,494                                   5,588
Tax Benefits From Stock Based Awards...                 1,642            93                                                 1,735
                                        ----------  ----------  ------------  ------------   ----------  -----------   -----------
Balance, December 31, 1998............. $   19,971  $  18,902   $   293,289   $   (87,768)   $  (3,773)  $   4,014     $  244,635
                                        ==========  ==========  ============  ============   ==========  ===========   ===========
Balance, January 1, 1997............... $   19,630  $   3,575   $   205,384   $    (4,728)   $ (10,468)  $     705     $  214,098
Net Income.............................                              51,032                                                51,032
Change in Net Unrealized Gain on
  Securities Available for Sale........                                                                      3,122          3,122
                                                                ------------                             -----------   -----------
Total Comprehensive Income.............                              51,032                                  3,122         54,154
                                                                ------------                             -----------   -----------
Purchases of Treasury Stock (820,090
  Shares)..............................                                           (40,492)                                (40,492)
Principal Payment by ESOP..............                                                          3,214                      3,214
Cash Dividends Declared ($0.60 Per
  Share)...............................                             (11,579)                                              (11,579)
Issuance of Shares for Acquisitions
  (204,218 Shares).....................        204      6,943                                                               7,147
Issuance of Shares Under Employee
  Benefit Plans (125,389 Shares).......         61        549                       2,593                                   3,203
Tax Benefits From Stock Based Awards...                 1,258           143                                                 1,401
                                        ----------  ----------  ------------  ------------   ----------  -----------   -----------
Balance, December 31, 1997............. $   19,895  $  12,325   $   244,980   $   (42,627)   $  (7,254)  $   3,827     $  231,146
                                        ==========  ==========  ============  ============   ==========  ===========   ===========

The accompanying notes are an integral part of these financial statements.

U.S. TRUST CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,


---------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                           1999               1998               1997
---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Income.........................................................     $        77,569        $     61,667       $     51,032
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
     Provision for Credit Losses...................................                  --                 600                750
     Amortization of Restricted Stock Units........................               4,190               2,560              1,133
     Depreciation and Amortization of Premises
       and Equipment and Other Assets..............................              24,435              20,053             14,023
     Net Amortization of Premium on Securities.....................               4,677               3,384              2,778
     Deferred Income Taxes.........................................                 352              (3,279)            (2,938)
     Net Change in Accrued Interest and Accounts Receivable........              (9,985)             (3,865)            (3,185)
     Net Change in Accounts Payable and Other Liabilities..........              19,750              16,866             25,117
     Other, Net....................................................               3,047               3,271              1,266
                                                                        -----------------      --------------     ---------------
Net Cash Provided by Operating Activities..........................             124,035             101,257             89,976
                                                                        -----------------      --------------     ---------------

Cash Flows From Investing Activities:
Net Change in Short-Term Investments...............................              33,807             (71,655)          (101,658)
Purchases of Securities Available for Sale.........................            (469,596)           (368,657)          (625,721)
Proceeds from Sales of Securities Available for Sale...............              10,019               1,315             20,804
Proceeds from Maturities, Calls and
  Mandatory Redemptions of Securities
  Available for Sale...............................................             420,330             437,599            642,546
Net Change in Loans................................................            (518,621)           (251,983)          (250,762)
Purchases of Premises and Equipment................................             (18,343)            (13,416)           (10,942)
Cash used in Acquisitions..........................................              (2,809)            (22,184)               --
Other, Net.........................................................              (2,858)             (7,183)           (12,240)
                                                                        -----------------      --------------     ---------------
Net Cash Used in Investing Activities..............................            (548,071)           (296,164)          (337,973)
                                                                        -----------------      --------------     ---------------

Cash Flows From Financing Activities:
Net Change in Non-Interest Bearing
  Deposits.........................................................             422,667              78,271             58,372
Net Change in Interest Bearing Deposits............................             367,485             262,618            251,741
Net Change in Short-Term Credit
  Facilities.......................................................                 232             (38,663)           (60,695)
Repayment of Long-Term Debt........................................              (4,773)             (4,481)            (4,214)
Issuance of Long-Term Debt.........................................                 --                   --             50,000
Issuance of Common Stock...........................................               6,937               1,767                755
Purchases of Treasury Stock........................................             (53,924)            (58,173)           (40,492)
Dividends Paid.....................................................             (15,605)            (12,973)           (11,149)
                                                                        -----------------      --------------     ---------------
Net Cash Provided by Financing Activities..........................             723,019             228,366            244,318
                                                                        -----------------      --------------     ---------------
Net Change in Cash and Cash Equivalents............................             298,983              33,459             (3,679)

Cash and Cash Equivalents at Beginning of Year.....................             108,346              74,887             78,566
Cash and Cash Equivalents at End of Year...........................     -----------------      --------------     ---------------
                                                                        $       407,329        $    108,346       $     74,887
                                                                        =================      ==============     ===============

Cash Payments:
  Income Taxes.....................................................     $        46,156        $     43,697       $     34,372
  Interest Expense.................................................             127,210             121,887            119,064

The accompanying notes are an integral part of these financial statements.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.  PENDING BUSINESS COMBINATION

U.S. Trust Corporation (individually, the "Parent" collectively with its wholly owned subsidiaries, the "Corporation") is an investment management company with fiduciary and banking powers.

     The Parent has entered into an agreement and plan of merger (the "Merger Agreement") dated January 12, 2000 with The Charles Schwab Corporation ("Schwab") and a wholly owned subsidiary of Schwab pursuant to which all of the outstanding common shares of the Parent will be exchanged for shares of Schwab common stock. The transaction, which is subject to, among other things, regulatory approvals and Parent shareholder approval, is expected to be consummated by July 2000.

     Under the terms of the Merger Agreement, Patriot Merger Corporation, a wholly owned subsidiary of Schwab, will merge with and into the Parent. The surviving legal entity will be the Parent which will thereafter be a wholly owned subsidiary of Schwab. The Parent's shareholders will receive 3.427 shares of Schwab common stock for each common share of the Parent in a tax-free exchange. The total transaction value was estimated at $2.7 billion as announced on January 13, 2000 in a joint press release from Schwab and the Corporation. The Parent and Schwab expect the transaction to qualify for pooling of interests accounting treatment.

     The Merger Agreement provides for a retention bonus program of approximately $150 million (consisting of approximately $125 million in cash and $25 million of value in Schwab stock options). Starting with the second anniversary of the consummation of the business combination, employees will be eligible to receive the benefits under the retention program, if employed at that time. One-half of the stock options will vest on the third anniversary of the consummation of the business combination and the remaining half will vest on the fourth anniversary.

     In connection with the change-in-control provisions of certain of the Parent's compensation plans, all outstanding stock options and substantially all restricted stock awards will vest and be paid on the closing of the transaction. Payment in respect of these awards will be made in Schwab common stock.

     The Notes to the Consolidated Financial Statements have been prepared under the presumption (e.g., Notes 19 and 20 Performance Compensation and Retirement and Other Employee Benefits) that the Corporation is a going concern and do not attempt to take into consideration the impact, if any, that the Pending Business Combination may have on the matters discussed therein.

--------------------------------------------------------------------------------
2.  ACCOUNTING POLICIES

The Corporation is an investment management company with fiduciary and banking powers. Through its subsidiaries, including its principal subsidiary, United States Trust Company of New York (the "Trust Company"), the Corporation provides investment management, private banking, special fiduciary and corporate trust services to affluent individuals, families and institutions located throughout the United States.

     The accounting and reporting policies of the Corporation conform with generally accepted accounting principles and general practice within the investment management and banking industries. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities (including, but not limited to, the allowance for credit losses, retirement and postretirement benefits and deferred taxes) as of the financial statement dates and the reported amounts of revenues and expenses during the reporting periods. Since management's judgment involves making estimates concerning the likelihood of future events, the actual results could differ from those estimates which will have a positive or negative effect on future period results.

     The following is a summary of the significant financial accounting policies:

(a) BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of the Corporation. All material intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial position and results of operations for the periods have been made. Such adjustments, unless otherwise noted in these Notes to the Consolidated Financial Statements and/or Management's Discussion and Analysis, are of a normal recurring nature.

(b) TRUST ASSETS -- Property (other than cash deposits) held by the Trust Company or the Corporation's other bank subsidiaries in a fiduciary or agency capacity for customers is not an asset of the Corporation and is not included in the Consolidated Statement of Condition.

(c) INTEREST EARNING/BEARING FINANCIAL INSTRUMENTS -- Interest income and expense are accrued on interest earning/bearing financial instruments based upon the contractual terms of the instruments. Premiums and discounts are amortized or accreted, as applicable, on a basis that approximates the effective yield method.

     Securities that may be sold prior to maturity as part of asset/liability management or in response to other factors are classified as securities available for sale and carried at their estimated fair value with unrealized gains and losses reported in a separate component of stockholders' equity, net of taxes. Realized gains and losses from sales of securities are determined on a specific identification cost basis.

(d) NONPERFORMING ASSETS -- Nonperforming assets consist of non-accrual financial instruments and other real estate owned. Interest accruals are discontinued when principal or interest is contractually past due ninety days or more. In addition, interest accruals may be discontinued when principal or interest is contractually past due less than ninety days if, in the opinion of management, the amount due is not likely to be paid in accordance with the terms of the contractual agreement, even though the financial instruments are currently performing. Any accrued but unpaid interest previously recorded on a non-accrual financial instrument is reversed and recorded as a reduction of interest income. Interest received on non-accrual financial instruments is applied either to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Non-accrual financial instruments are generally returned to accrual status only when all delinquent principal and interest payments become current and the collectibility of future principal and interest on a timely basis is reasonably assured.

     Other real estate owned ("ORE") acquired through foreclosure in satisfaction of the loan is recorded in other assets at the lower of the carrying amount of the loan or the ORE's estimated fair value less estimated selling and disposition costs. After the acquisition date of the ORE, operating expenses and revenue, additional writedowns, as appropriate, and gains and losses on the ultimate disposition of ORE are reported in other expenses.

(e) ALLOWANCE FOR CREDIT LOSSES -- The allowance for credit losses is established through charges to income based on management's evaluation of the adequacy of the allowance in meeting losses in the existing credit portfolio.

     The adequacy of the allowance is reviewed continually by management, taking into consideration current economic conditions, past loss experience and risks inherent in the credit portfolio, including the value of impaired loans.

(f) PREMISES AND EQUIPMENT -- Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets.

(g) INTANGIBLE ASSETS -- The fair value of intangible assets recorded as a result of the acquisition of investment management enterprises is reported in other assets on the Consolidated Statement of Condition and is amortized over the estimated period benefited. An impairment review is performed periodically on these assets.

(h) PERFORMANCE COMPENSATION -- The Corporation's performance compensation plans provide for awards in the form of cash, stock options and restricted stock units. Cash awards are accrued and paid annually. The exercise price of stock options is the fair market value on the date of grant and no compensation expense is recorded. Restricted stock units are recorded as compensation expense ratably over the vesting period of the award based on the fair market value of the award at the grant date.

(i) INCOME TAXES -- The Corporation files a consolidated Federal income tax return. Deferred income taxes are provided for items that are recognized for income tax purposes in years other than those in which they are recognized for financial reporting purposes.

(j) DERIVATIVE FINANCIAL INSTRUMENTS -- As part of its asset and liability management activities, the Corporation employs interest rate swaps ("Swaps") to ameliorate the interest rate risk associated with nontrading-related balance sheet financial instruments. The Corporation utilizes Swaps solely as hedging instruments.

     To be effective as a hedge, Swaps must reduce interest rate risk and must be designated as a hedge at the inception of the derivative contract. That is, Swaps are linked to the related liability, whereby the terms of the Swap generally equal the terms of the related liability, at the inception and throughout the term of the derivative contract.

     Swaps that qualify as hedges are accounted for under the accrual method; the interest component associated with Swaps is recognized over the life of the contract in net interest revenue and there is no recognition of unrealized gains and losses on the Swap in the statement of financial condition. It has been the Corporation's practice not to terminate its Swaps or sell the underlying financial instruments that are being hedged by the Swaps. However, if the Corporation did terminate a Swap, any amounts received from (a gain) or paid to (a loss) the counterparty would be deferred and amortized over the shorter of the remaining original life of the hedged item or the terminated Swap. In addition if the hedged item was sold, the fair value of the Swap would be recognized as an adjustment to the gain or loss of the hedged item.

(k) SHORT-TERM INVESTMENTS -- Included in Short-Term Investments are $50.5 million and $204.3 million of interest bearing deposits with banks and $375.0 million and $255.0 million of federal funds sold at December 31, 1999 and 1998, respectively.

(l) CASH AND CASH EQUIVALENTS -- For purposes of the Consolidated Statement of Cash Flows, the Corporation considers the Consolidated Statement of Condition caption cash and due from banks as cash and cash equivalents. For purposes of the U.S. Trust Corporation (Parent Company Only) Statement of Cash Flows, the Corporation considers due from banks (which is included in the Statement of Condition caption other assets) as cash and cash equivalents.

(m) RECLASSIFICATIONS -- Certain amounts presented in prior periods have been reclassified to conform with the current year's presentation.

--------------------------------------------------------------------------------
3.  ACQUISITIONS

During 1999, the Corporation acquired NCT Holdings, Inc., the parent of North Carolina Trust Company, a non-deposit banking corporation headquartered in Greensboro, North Carolina and Radnor Capital Management, Inc., an investment management company located in Wayne, Pennsylvania. Assets under management at the closing dates from these acquisitions totaled approximately $2.8 billion. The initial consideration paid at the closing of these business combinations was approximately $49.3 million, substantially in the form of the Parent's common stock.

     During 1998, the Corporation acquired Wood Island Associates, Inc., Maier & Siebel, Inc., and McMurrey Investments Advisors, Inc. These firms provide investment management services to high net worth individuals and institutions. The aggregate amount of assets under management at the closing dates was approximately $1.6 billion. The Corporation also acquired Strategic Trading Corporation which provides consultation and agency services on in-kind stock distributions and derivative hedging strategies to high net worth individuals. The initial consideration paid at the closing of these business combinations was approximately $32.9 million.

     Each of these transactions provide for additional payments of cash and the Parent's common stock based upon business retention and future profitability. Each transaction was accounted for as a purchase.

--------------------------------------------------------------------------------
4. CASH AND DUE FROM BANKS

The average non-interest earning balances held at the Federal Reserve Bank for the years ended December 31, 1999 and 1998 were $38.7 million and $32.9 million, respectively. These amounts represent reserve requirements which must be maintained on deposits. There are no other restrictions on cash and due from banks.

--------------------------------------------------------------------------------
5. SECURITIES

The amortized cost, estimated fair value and gross unrealized gains and losses on securities available for sale as of December 31, 1999, 1998 and 1997, are presented in the following table.


                                                                      AGGREGATE                GROSS               GROSS
                                                AMORTIZED                  FAIR           UNREALIZED          UNREALIZED
(DOLLARS IN THOUSANDS)                               COST                 VALUE                GAINS              LOSSES
---------------------------------------------------------------------------------------------------------------------------
December 31, 1999:
  U.S. treasury securities................    $     178,068       $       176,816       $          24       $       1,276
  U.S. government sponsored agencies
     and corporations.....................          690,450               672,103               2,507              20,854
  State and municipal obligations.........          119,633               117,936                 185               1,882
  Collateralized mortgage
     obligations(1).......................            5,185                 5,209                  24                  --
  All other...............................          107,658               107,094                 370                 934
                                              ---------------     -----------------     ---------------     ---------------
Total.....................................    $   1,100,994       $     1,079,158       $       3,110       $      24,946
                                              ===============     =================     ===============     ===============
December 31, 1998:
  U.S. treasury securities................    $     274,553       $       276,562       $       2,050       $          41
  U.S. government sponsored agencies
     and corporations.....................          561,095               564,256               5,631               2,470
  State and municipal obligations.........           98,726               100,423               1,715                  18
  Collateralized mortgage
     obligations(1).......................           10,076                10,128                  53                   1
  All other...............................          106,408               106,719                 435                 124
                                              ---------------     -----------------     ---------------     ---------------
Total.....................................    $   1,050,858       $     1,058,088       $       9,884       $       2,654
                                              ===============     =================     ===============     ===============
December 31, 1997:
  U.S. treasury securities................    $     417,545       $       419,189       $       1,832       $         188
  U.S. government sponsored agencies
     and corporations.....................          508,389               512,442               7,047               2,994
  State and municipal obligations.........           72,650                73,658               1,009                   1
  Collateralized mortgage
     obligations(1).......................           15,186                15,299                 113                 --
  All other...............................          110,701               110,887                 234                  48
                                              ---------------     -----------------     ---------------     ---------------
Total.....................................    $   1,124,471       $     1,131,475       $      10,235       $       3,231
                                              ===============     =================     ===============     ===============



--------------------------------------------------------------------------------
(1)Collateralized by either GNMA, Federal National Mortgage Association, or Federal Home Loan Corporation obligations.

A profile of the maturities of the securities portfolio as of December 31, 1999, and the related weighted average yield on such securities is presented in the following table.

                                         WITHIN                 1-5                5-10           OVER 10
  (DOLLARS IN THOUSANDS)                 1 YEAR               YEARS               YEARS             YEARS               TOTAL
  ----------------------------------------------------------------------------------------------------------------------------
  U.S. government obligations......  $   52,991         $   125,078                  --                --        $    178,069
  Federal agency obligations.......      31,324             552,064         $    63,666        $   43,397             690,451
  State and municipal
    obligations....................      14,554              66,685              38,393                --             119,632
  Collateralized mortgage
    obligations(1).................          --                  --                  --             5,185               5,185
  Other securities(2)..............      63,147              17,345               2,706                18              83,216
                                     ------------       ------------        ------------       -----------       -------------
  Total at amortized cost(2).......     162,016             761,172             104,765            48,600           1,076,553
  Estimated fair value(2)..........     161,702             741,203             102,844            48,968           1,054,717
                                     ------------       ------------        ------------       -----------       -------------
  Net unrealized gains (losses) ...  $    (314)         $  (19,969)         $   (1,921)        $      368        $   (21,836)
                                     ============       ============        ============       ===========       =============
  Weighted average yield(3)........        5.31%               6.04%               6.45%             6.35%               5.99%
                                     ============       ============        ============       ===========       =============

  ------------------------------------------------------------------------------
 (1) Collateralized Mortgage Obligations have been allocated over maturity groupings based on contractual maturities. Expected maturities may differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.

 (2) Excludes Federal Reserve Bank and Federal Home Loan Bank stock of approximately $24 million.

 (3) Yields have been computed by dividing annualized interest revenue, on a taxable equivalent basis, by the amortized cost of the respective securities as of December 31, 1999.

The components of net securities gains for the years ended December 31, 1999, 1998 and 1997 are presented in the following table.

                                             YEARS ENDED DECEMBER 31,
                                       ---------------------------------------
(DOLLARS IN THOUSANDS)                  1999          1998           1997
------------------------------------------------------------------------------
Gross realized gains from
  sales, maturities, calls, and
  mandatory redemptions                $   17        $     4      $      218
Gross realized (losses) from
  sales, maturities, calls, and
  mandatory redemptions                    --             --              (2)
                                       --------   ------------   -------------
Securities gains, net                  $   17        $     4      $      216
                                       ========   ============   =============

     At December 31, 1999 and 1998, financial instruments in the amount of $254.4 million and $230.3 million, respectively, were pledged to secure public deposits, to qualify for fiduciary powers and for other purposes or as collateral for borrowings.

--------------------------------------------------------------------------------
6. LOANS

The following is an analysis of the composition of the loan portfolio.


                                                                                                                     DECEMBER 31,
                                         ----------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                         1999               1998             1997               1996              1995
---------------------------------------------------------------------------------------------------------------------------------
Private banking:
  Residential real estate
     mortgages.......................    $   1,984,732     $   1,630,500      $   1,358,003      $   1,093,107     $    937,856
  Other..............................          663,977           525,614            537,024            525,446          457,843
                                         --------------    ---------------    ---------------    --------------    --------------
Total private banking loans..........        2,648,709         2,156,114          1,895,027          1,618,553        1,395,699
                                         --------------    ---------------    ---------------    --------------    --------------
Loans to financial institutions for
  purchasing and carrying
  securities.........................           57,686            31,972             41,064             62,866           61,372
All other............................            2,980             2,721              2,758              6,722            2,624
                                         --------------    ---------------    ---------------    --------------    --------------
Total................................    $   2,709,375     $   2,190,807      $   1,938,849      $   1,688,141     $  1,459,695
                                         ==============    ===============    ===============    ==============    ==============

An analysis of nonperforming assets is presented in the following table.

                                                                                                    DECEMBER 31,
                                   -----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                       1999             1998          1997             1996          1995
----------------------------------------------------------------------------------------------------------------
Non-accrual loans...............   $        1,673    $       6,203    $      9,666     $     8,882   $    13,285
Other real estate owned, net....               --              534              --             727         9,586
                                   --------------    -------------    -------------    -----------   -----------
Total nonperforming assets......   $        1,673    $       6,737    $      9,666     $     9,609   $    22,871
                                   ==============    =============    =============    ===========   ===========
Average non-accrual loans.......   $          832    $       8,322    $      8,829     $    12,261   $     8,475
                                   ==============    =============    =============    ===========   ===========

The Corporation considers all non-accrual loans impaired. The impact of interest revenue which would have been earned on non-accrual loans versus interest revenue recognized on these loans was negligible for the years 1995 through 1999.

     There was no reserve for ORE in 1997 through 1999. The reserve for ORE was $477,000 and $978,000 in 1996 and 1995, respectively.

--------------------------------------------------------------------------------
7. ALLOWANCE FOR CREDIT LOSSES

An analysis of the allowance for credit losses is presented for the five-year period ended December 31, 1999.

(DOLLARS IN THOUSANDS)                                 1999             1998              1997             1996             1995
--------------------------------------------------------------------------------------------------------------------------------
Analysis of allowance for credit losses:
Balance, January 1..........................    $     19,414     $     18,294     $     16,693     $     16,086     $     14,699
                                                ------------     ------------     ------------     ------------     ------------
Charge-offs:
  Private banking...........................           (292)            (327)            (160)            (658)          (1,910)
  Other.....................................          --              --                --                (517)          (1,520)
                                                ------------     ------------     ------------     ------------     ------------
  Total charge-offs.........................           (292)            (327)            (160)          (1,175)          (3,430)
                                                ------------     ------------     ------------     ------------     ------------
Recoveries:
  Private banking...........................           1,047              800              684              702            2,844
  Other.....................................          --                   47              327               80              373
                                                ------------     ------------     ------------     ------------     ------------
  Total recoveries..........................           1,047              847            1,011              782            3,217
                                                ------------     ------------     ------------     ------------     ------------
Net (charge-offs) recoveries................             755              520              851            (393)            (213)
                                                ------------     ------------     ------------     ------------     ------------
Provision charged to income.................          --                  600              750            1,000            1,600
                                                ------------     ------------     ------------     ------------     ------------
Balance, December 31........................    $     20,169     $     19,414     $     18,294     $     16,693     $     16,086
                                                ============     ============     ============     ============     ============

The level of the allowance for credit losses is based upon Management's judgment as to the current condition of the credit portfolio determined by a continuing surveillance process. In assessing the adequacy of the allowance for credit losses, Management relies on its ongoing review of specific loans, past experience, the present loan portfolio composition and other economic and financial considerations.

--------------------------------------------------------------------------------
8. PREMISES AND EQUIPMENT

An analysis of premises and equipment is presented in the following table.

                                                                DECEMBER 31,
                                         ------------------------------------
(DOLLARS IN THOUSANDS)                            1999              1998
------------------------------------------------------------------------------
Land                                     $           1,675     $       1,675
Building                                            14,063            13,820
Leasehold improvements                              71,111            74,670
Furniture and equipment                             53,524            50,520
                                         -------------------   ---------------
                                                   140,373           140,685
Less: accumulated amortization
  and depreciation                                (60,926)           (63,665)
                                         ===================   ===============
  Total                                  $          79,447     $      77,020
                                         ===================   ===============

Amortization and depreciation expense amounted to $17.1 million, $14.0 million and $10.3 million for 1999, 1998 and 1997, respectively.

     Included in Other Operating Expenses is approximately $15.3 million in 1999, $12.4 million in 1998 and $9.2 million in 1997 of equipment expense.

--------------------------------------------------------------------------------
9. INTANGIBLE ASSETS

An analysis of intangible assets is presented in the following table.


(DOLLARS IN THOUSANDS)                              1999                1998
-----------------------------------------------------------------------------
Balance, January 1                        $       54,839      $       29,497
Acquisitions                                      44,760              31,141
Less: amortization                                 6,950               5,799
                                         ----------------    ----------------
Balance, December 31                      $      92,649        $      54,839
                                         ================    ================

Intangible assets are amortized over a period not to exceed fifteen years.

--------------------------------------------------------------------------------
10. SHORT-TERM CREDIT FACILITIES

An analysis of borrowings under short-term credit facilities is presented in the following table.


(DOLLARS IN THOUSANDS)                  1999          1998            1997
-----------------------------------------------------------------------------
Federal funds purchased:
 Year-end balance                $     14,630   $     30,250   $      10,175
 Daily average balance                 51,830         45,271          63,965
 Maximum end-of-month
   balance                            127,690         34,075         194,765
 Weighted average
   interest rate during
   year                                  4.96%          5.37%           5.48%
 Weighted average
   interest rate at year-
   end                                   4.50%          4.75%           6.65%
Securities sold under
  agreements to
  repurchase:

 Year-end balance                $     64,429   $     90,309   $     169,413
 Daily average balance                 79,306        116,740         108,007
 Maximum end-of-month
   balance                            104,164        148,185         177,851
 Weighted average
   interest rate during
   year                                  4.76%          5.11%           5.29%
 Weighted average
   interest rate at year-
   end                                   4.50%          4.86%           5.87%
Other borrowed funds:
 Year-end balance                $     62,098     $   20,366   $          --
 Daily average balance                 15,388          6,145         114,479
 Maximum end-of-month
   balance                             62,098         50,066         163,086
 Weighted average
   interest rate during
   year                                  5.72%*         5.94%           5.68%
 Weighted average
   interest rate at year-
   end                                   6.62%*         5.98%             --%

--------------------------------------------------------------------------------
*The calculation of the weighted average interest rate during the year 1999 excludes $402,000 on an average daily basis of an overdraft balance in the Corporation's clearing account with Chase and the year-end calculation excludes $26.8 million of overdrafts. In 1998 and 1997 there were no overdraft balances in other borrowed funds.

--------------------------------------------------------------------------------

The term of federal funds purchased and securities sold under agreements to repurchase generally do not exceed one week.

     Included in other borrowed funds at December 31, 1999 is the utilization of $35.0 million of the Corporation's $80.0 million unsecured revolving credit facility. The weighted average interest rate on this facility is 6.62% at December 31, 1999. At December 31, 1998, the amount outstanding under similar credit facilities was $20.0 million at an interest rate of 5.98%. There were no funds borrowed under these facilities at December 31, 1997.

--------------------------------------------------------------------------------
11. LONG-TERM DEBT


                                                                DECEMBER 31,
                                              -------------------------------
(DOLLARS IN THOUSANDS)                              1999               1998
-----------------------------------------------------------------------------
8.414% Trust preferred capital
  securities                                   $   50,000        $   50,000
8.35% Senior unsecured ESOP
  notes due 1999                                       --             3,773
Federal home loan banks                            13,000            14,000
                                               ------------      ------------
 Total                                         $   63,000        $   67,773
                                               ============      ============

The Trust Preferred Capital Securities qualify as Tier 1 Capital under guidelines of the Board of Governors of the Federal Reserve System (the "Board of Governors") and have no voting rights. Holders of the Trust Preferred Capital Securities are entitled to receive cumulative cash distributions semi-annually. The Corporation has the right to redeem the Trust Preferred Capital Securities prior to their stated maturity of February 1, 2027, on or after February 1, 2007, upon approval (if then required) of the Board of Governors.

     The Federal Home Loan Bank ("FHLB") borrowings have maturities ranging from 2000 to 2002. The FHLB borrowings bear interest at rates ranging from 6.59% to 6.76% and are collateralized by the pledge of qualifying assets.

     The 8.35% Senior Unsecured ESOP Notes due 1999 ("ESOP Notes") matured February 1, 1999.

--------------------------------------------------------------------------------
12. NET INTEREST REVENUE

The following is an analysis of the composition of net interest revenue. See the "Financial and Other Data Supplement" for average balance and related yield analyses on a tax equivalent basis.


(DOLLARS                                            YEARS ENDED DECEMBER 31,
                           --------------------------------------------------
IN THOUSANDS)                       1999              1998              1997
-----------------------------------------------------------------------------
Interest revenue:
  Loans                    $    174,514      $    149,493      $    133,433
  Securities:
    Taxable                      55,441            58,622            68,053
    Tax-exempt                    4,705             3,878             3,893
  Short-term
    investments                   8,671            10,144             5,467
  Deposits with
    banks                         3,598             2,606             1,675
                           --------------    --------------    --------------
Total interest
  revenue                       246,929           224,743           212,521
                           --------------    --------------    --------------
Interest expense:
  Deposits                      117,489           107,846            99,623
  Short-term credit
    facilities                    7,198             8,755            15,714
  Long-term debt                  5,129             5,516             5,525
                           --------------    --------------    --------------
Total interest
  expense                       129,816           122,117           120,862
                           --------------    --------------    --------------
Net interest income             117,113           102,626            91,659
Provision for
  credit losses                      --              (600)             (750)
Securities gains,
  net                                17                 4               216
                           --------------    --------------    --------------
Net interest
  revenue                  $    117,130      $    102,030      $     91,125
                           ==============    ==============    ==============


-----------------------------------------------------------------------------

13. INCOME TAXES

The current and deferred portions of income tax expense (benefit) included in the Consolidated Statement of Income are presented in the following table.


(DOLLARS                               YEARS ENDED DECEMBER 31,
                            -----------------------------------------------
IN THOUSANDS)                      1999             1998             1997
---------------------------------------------------------------------------
Current:
  Federal                   $     41,214     $     34,920     $     26,876
  State and local                  8,541            7,786            8,689
                            --------------   --------------   -------------
    Total current
      income taxes                49,755           42,706           35,565
                            --------------   --------------   -------------
Deferred:
  Federal                            641           (2,626)          (1,380)
  State and local                   (289)            (653)          (1,558)
                            --------------   --------------   -------------
    Total deferred
      income taxes
      (benefits)                     352           (3,279)          (2,938)
                            --------------   --------------   -------------
    Total                   $     50,107     $     39,427      $    32,627
                            ==============   ==============   =============


A reconciliation of the Federal statutory income tax rate with the Corporation's effective income tax rate is presented in the following table.


                                                                                                           YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                           1999                       1998                      1997
-----------------------------------------------------------------------------------------------------------------------------------
Tax Expense at U.S. Federal income tax rate.........    $    44,687     35.0 %     $    35,383    35.0 %     $    29,281     35.0 %
Increase (decrease) in effective rate resulting
  from:
  Tax-exempt interest revenue.......................         (1,403)    (1.1)           (1,150)   (1.1)           (1,298)    (1.5)
  State and local taxes, net of federal income
    tax benefit.....................................          5,363      4.2             4,636     4.6             4,635      5.5
  Miscellaneous items...............................          1,460      1.2               558     0.5                 9       --
                                                        ------------- ----------   ------------  ---------   ------------- --------
Total tax expense and effective rate................    $    50,107     39.3 %     $    39,427    39.0 %     $    32,627     39.0 %
                                                        ============= ==========   ============  =========   ============= ========

The components of total income tax expense for the years ended December 31, 1999, 1998 and 1997 that are applicable to operations and stockholders' equity are presented in the following table.


                                              YEARS ENDED DECEMBER 31,
(DOLLARS                     --------------------------------------------------
IN THOUSANDS)                      1999              1998              1997
-------------------------------------------------------------------------------
Income taxes
  applicable to:
  operations                 $    50,107          $ 39,427          $ 32,627
Stockholders' equity:
  Change in fair
    value of
    securities
    available for
    sale                         (12,217)               37             2,573
  Tax benefit on
    stock-based
    awards                        (2,052)           (1,642)           (1,258)
  Tax benefit on
    dividends paid to
    the ESOP on
    unallocated
    shares                           (18)              (93)             (143)
                             --------------    --------------    --------------
    Total                    $    35,820          $ 37,729          $ 33,799
                             ==============    ==============    ==============


The net deferred tax asset is included in "other assets" in the Consolidated Statement of Condition. Deferred tax (assets) liabilities as of December 31, 1999 and 1998 resulted from the items listed in the following table.


                                                                 DECEMBER 31,
                                            ----------------------------------
(DOLLARS IN THOUSANDS)                                1999               1998
------------------------------------------------------------------------------
  Deferred tax (assets):
    Employee benefits                         $     (48,919)      $     (45,570)
    Trust and fiduciary
      activities                                    (10,698)            (11,980)
    Net unrealized losses on
      securities available for sale                  (9,002)                 --
    Allowance for credit losses                      (8,965)             (8,591)
    Property and equipment
      leasing                                        (7,007)             (9,433)
    Other                                            (5,003)             (4,090)
                                              ---------------     --------------
                                                    (89,594)            (79,664)
                                              ===============     ==============
  Deferred tax liabilities:
    Premises and equipment                            4,539               7,503
    Net unrealized gains on
      securities available for sale                      --               3,214
    Other                                            12,387               8,144
                                              ---------------     --------------
                                                     16,926              18,861
                                              ---------------     --------------
    Net deferred tax (asset)                  $     (72,668)      $     (60,803)
                                              ===============     ==============


Deferred tax assets are attributable to temporary differences primarily generated from expenses recognized for financial reporting purposes that are not yet deductible on the tax return. The Corporation believes it is more likely than not that it will generate sufficient taxable income in future periods to absorb these items as they are recognized as deductions on the tax return.

--------------------------------------------------------------------------------
14. STOCKHOLDERS' EQUITY AND EARNINGS PER SHARE

The Parent is authorized to issue 5,000,000 shares of preferred stock, $1.00 par value per share. As of December 31, 1999, no preferred shares have been issued.

     In 1999, stockholders' approved the proposal to amend the Corporation's Certificate of Incorporation to increase the authorized number of shares of common stock from 40 million shares to 70 million shares.

     The calculations of basic earnings per share and diluted earnings per share for the three-year period ended December 31, 1999 are reflected in the following table. The impact of the stock split distributed on February 21, 1997 has been reflected in all earnings per share calculations.


                                                     YEARS ENDED DECEMBER 31,
                                ----------------------------------------------
(IN THOUSANDS)                          1999            1998             1997
------------------------------------------------------------------------------
Net income for basic
  earnings per share            $     77,569    $     61,667     $     51,032
Dividend equivalents
  on stock based
  benefit plans
  (after-tax)                            836             682              550
                                -------------   -------------    -------------
Net income for
  diluted earnings
  per share                     $     78,405    $     62,349     $     51,582
                                =============   =============    =============

Weighted average
  shares outstanding
  for basic earnings
  per share                           18,568          18,750           19,354
Dilutive effect of
  stock based
  benefit plans                        2,518           2,335            2,267
                                -------------   -------------    -------------
    Total dilutive
      shares
      outstanding                     21,086          21,085           21,621
                                =============   =============    =============
Basic earnings per
  Share                         $       4.18    $       3.29     $       2.64
                                =============   =============    =============
Diluted earnings per

  Share                         $       3.72    $       2.96     $       2.39
                                =============   =============    =============


--------------------------------------------------------------------------------
15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Corporation enters into various transactions involving off-balance sheet financial instruments to meet the needs of its customers and to reduce its own exposure to interest rate risk. These transactions may be subject to credit risk. As compensation for the risks assumed, these instruments generate interest or fee revenue or expense. The controls used to monitor the credit and market risks of off-balance sheet financial instruments are consistent with those associated with the Corporation's on-balance sheet activities.

--------------------------------------------------------------------------------
Credit-Related Financial Instruments

Credit-related financial instruments include firm commitments to extend credit ("commitments") and standby letters of credit ("standbys"). The credit risk associated with these instruments varies depending on the creditworthiness of the customer and the value of any collateral held. Collateral requirements vary by type of instrument. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.

     Commitments are legally binding agreements to lend to a customer that generally have fixed expiration dates or other termination clauses, may require payment of a fee and are not secured by collateral until funds are advanced. The Corporation evaluates each customer's creditworthiness on a case-by-case basis prior to approving a commitment or advancing funds under a commitment and determining the related collateral requirement. Collateral held includes marketable securities, real estate mortgages or other assets. The majority of the Corporation's commitments are related to mortgage lending to private banking clients. Commitments totaled $306.7 million and $248.9 million at December 31, 1999 and 1998, respectively.

     Standbys are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. For example, standbys are issued to satisfy margin requirements incurred by investment banking and broker/dealer financial institutions for their activities conducted on organized exchanges, or in other situations standbys guarantee performance under lease and other agreements by professional business corporations and for other purposes. The credit risk involved in issuing standbys is essentially the same as that involved in extending loans. Standbys outstanding at December 31, 1999 and 1998 amounted to $79.8 million and $87.0 million, respectively. Standbys are generally partially or fully collateralized by cash, marketable equity securities, marketable debt securities (including corporate and U.S. Treasury debt securities) and other assets.

--------------------------------------------------------------------------------
Derivative Financial Instruments

As part of its overall asset and liability management process, the Corporation utilizes Swaps as hedges. Swaps are used to ameliorate the interest rate characteristics of nontrading-related balance sheet instruments. The Corporation enters into Swaps with counterparties as a principal.

     The market values of Swaps can vary depending on movements in interest rates. The measurement of the market risks associated with Swaps is meaningful only when all related and offsetting transactions are identified. The notional or contractual amounts of Swaps are indications of the volume of transactions and do not represent amounts at risk. The amounts at risk upon default are generally limited to the unrealized market value gains of the Swaps, if any, and will vary based on changes in interest rates. The risk of default depends on the creditworthiness of the counterparty. The Corporation evaluates the creditworthiness of its counterparties as part of its normal credit review procedures.

     At December 31, 1999 and 1998, the Corporation was a counterparty to Swaps with a total notional principal amount of $1,070.0 million and $560.0 million, respectively. Outstanding Swaps had a weighted average maturity of approximately
3.3 years at December 31, 1999 and 2.4 years at December 31, 1998.

--------------------------------------------------------------------------------
16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments may be estimated using various valuation methodologies. Quoted market prices, when available, are used as the measure of fair value. Where quoted market prices are not available, fair values may be estimated using primarily discounted cash flow analyses and other valuation techniques. Assumptions used, principally the timing of future cash flows and the discount rate significantly affect these derived fair values. Because assumptions are inherently subjective, the estimated fair values may not be substantiated by comparison to third party evidence and may not be indicative of the value that could be realized in a sale or settlement of the financial instrument.

     A discussion of the fair value estimation methodologies used for material financial instruments follows.

--------------------------------------------------------------------------------
Securities

The estimated fair value of securities is based upon quoted bid market prices, where available, or fair value quotes obtained from third party pricing services. Securities are reported in the Consolidated Statement of Condition at estimated fair value.

--------------------------------------------------------------------------------
Loans

The estimated fair value of the Corporation's loans (primarily residential real estate mortgages) was calculated by discounting contractual cash flows adjusted for current prepayment estimates. The discount rates were based on the interest rates charged to current customers for comparable loans.

--------------------------------------------------------------------------------
Long-Term Debt

The estimated fair value of the trust preferred capital securities was obtained from quotes by third party investment bankers.

     The estimated fair value of other long-term debt was calculated using a discounted cash flow method, where the estimated cash flows considered contractual principal and interest payments. The discount rate used was the current rate for borrowings with comparable remaining maturities.

--------------------------------------------------------------------------------
Interest Rate Swap Agreements

The Corporation is the net fixed rate payor under all of its Swaps and at December 31, 1999 and 1998 had an accrued net payable of $274,000 and $908,000, respectively. The estimated fair value of Swaps is obtained from dealer quotes. These values represent the estimated amount that the Corporation would have to pay or receive to terminate the Swaps, taking into account current interest rates and, when appropriate, the current creditworthiness of the counterparties.

--------------------------------------------------------------------------------
Other Financial Instruments

The Corporation's other financial instruments are generally short-term in nature and contain negligible credit risk. These instruments consist of cash and due from banks, short-term investments, accrued interest receivable and accounts receivable, demand deposit liabilities, time deposit liabilities, short-term credit facilities and accrued interest payable and accounts payable. Consequently, carrying amounts of these assets and liabilities approximate their estimated fair value.

     The estimated fair values of the Corporation's significant, long-term financial instruments are reflected in the following table.



                                                                                                                   DECEMBER 31,
                                        ---------------------------------------------------------------------------------------
                                                                             1999                                         1998
                                        ------------------------------------------       --------------------------------------
                                          PAR VALUE/                   UNREALIZED        PAR VALUE/                  UNREALIZED
                                            NOTIONAL         FAIR            GAIN          NOTIONAL         FAIR           GAIN
(DOLLARS IN MILLIONS)                        AMOUNT*        VALUE          (LOSS)           AMOUNT*        VALUE         (LOSS)
-------------------------------------------------------------------------------------------------------------------------------
Securities..........................     $    1,101   $     1,079  $         (22)      $     1,051   $    1,058   $         7
Loans...............................          2,689         2,631            (58)            2,171        2,192            21
Long-term debt......................             63            59              4                68           70            (2)
Interest rate swap agreements.......          1,070            16             16               560          (18)          (18)
-------------------------------------------------------------------------------------------------------------------------------

* Par value is the amortized cost for securities, the carrying amount net of the allowance for credit losses for loans, the carrying amount for long-term debt and the notional amount for interest rate swaps.

--------------------------------------------------------------------------------
17. RENTAL COMMITMENTS ON PREMISES AND EQUIPMENT

Most of the Corporation's operations are conducted from premises that are leased. The initial lease periods expire between 2000 and 2020. The lease for the Corporation's headquarters building expires in 2014 and is renewable at the Corporation's option for two successive terms of ten years each at the then current market rate.

     Rent expense on operating leases for the years 1999, 1998 and 1997 was $30.0 million, $26.4 million and $30.1 million, respectively. Operating lease rent expense includes rent escalation adjustments of $6.7 million in 1999, $7.0 million in 1998 and $11.0 million in 1997 for increases in certain operating expenses of the landlords as defined in the lease agreements.

     Minimum rental commitments, including the current level of escalation costs, on non-cancelable leases as of December 31, 1999 follows.

                                                                    MINIMUM
(DOLLARS IN THOUSANDS)                                              RENTALS
----------------------------------------------------------------------------
Year ending December 31:
2000                                                      $          32,651
2001                                                                 33,083
2002                                                                 32,767
2003                                                                 32,044
2004                                                                 31,148
Later years                                                         256,237
                                                          ------------------
Total minimum payments required                           $         417,930
                                                          ==================


--------------------------------------------------------------------------------
18. CONTINGENCIES

There are various pending and threatened actions and claims against the Corporation in which the Corporation has denied liability and which it will vigorously contest. Management, after consultation with counsel, is of the opinion that the ultimate resolution of such matters is unlikely to have any future material adverse effect on the Corporation's financial position, results of operations or cash flows.

--------------------------------------------------------------------------------
19. PERFORMANCE COMPENSATION

Cash-Based Performance Compensation

The Corporation's cash-based performance compensation award plans provide for annual cash performance awards to eligible employees. The overall size of the cash-based performance compensation award is determined by the achievement of certain corporate financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. Total cash-based performance compensation was $54.1 million, $38.5 million and $31.3 million in 1999, 1998 and 1997, respectively.

--------------------------------------------------------------------------------
Stock-Based Compensation

Stock-based compensation may be made in the form of Restricted Stock Units ("RSUs") or stock options. The overall size of the stock-based awards are determined by the achievement of certain corporate financial objectives established by the Board of Directors at the beginning of each year. Eligible employee awards are determined on an individual basis based upon an employee's contribution to the overall success of the Corporation. RSUs accrue dividend equivalent credits and generally cliff vest (the entire award typically vests at the end of a five year vesting period) at which time they may be converted into shares of the Parent's common stock. During 1999, the Corporation granted 125,697 RSUs with a weighted average fair value of $78.26 per unit. During 1998, 94,915 RSUs were granted with a weighted average fair value of $64.64 per unit. The fair value of a RSU is determined by averaging the high and low prices of a share of common stock of the Parent on the date of grant. The value of the grant is recorded as a component of compensation expense ratably over the vesting period. Total stock-based compensation expense which is included as a component of performance compensation in the consolidated statement of income was $4.2 million, $2.6 million and $1.1 million in 1999, 1998 and 1997, respectively. At December 31, 1999, the unamortized cost of RSUs was $12.2 million. Through December 31, 1999, the Corporation had issued 344,017 RSUs and had 202,820 RSUs available for future issuance.

     The 1995 Stock Option Plan (the "Option Plan") provides for stock option grants to eligible employees. The Option Plan authorizes the issuance of a maximum of 3,200,000 options to acquire shares of the Parent's common stock. At December 31, 1999, the Parent had 501,081 shares of common stock available for issuance. Under the Option Plan, the Corporation awards either incentive stock options or non-qualified stock options. The stock options expire ten years from the date of grant and their exercise price is not less than the fair market value of a common share on the date of grant. Awards generally vest in four equal annual installments. Options granted are issued with the exercise price at least equal to the fair market value of a common share of the Parent.

     The following is a summary of stock option transactions which occurred under the Option Plan for the three-year period ended December 31, 1999.

                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       EXERCISE
                                   SHARES                                 PRICE
                                    UNDER           OPTION PRICE            PER
                                   OPTION              PER SHARE          SHARE
--------------------------------------------------------------------------------
Balance, December 31,
  1996                         1,483,576     $   20.69 - $27.63     $     22.93
  Granted                        576,350         44.69 -  56.63           47.75
  Exercised                      (40,425)        20.69 -  23.63           21.72
  Canceled                       (34,900)        20.69 -  47.88           31.10
                             -------------   --------------------   ------------
Balance, December 31,
  1997                         1,984,601         20.69 -  56.63           30.02
  Granted                        385,750         59.13 -  74.88           63.84
  Exercised                      (76,057)        20.69 -  47.88           25.62
  Canceled                       (19,439)        20.69 -  62.63           45.13
                             -------------   --------------------   ------------
Balance, December 31,
  1998                         2,274,855         20.69 -  74.88           35.78
  Granted                        455,350         63.63 -  93.72           76.39
  Exercised                     (116,938)        20.69 -  63.63           27.58
  Canceled                       (20,751)        20.69 -  75.75           53.67
                             -------------   --------------------   ------------
Balance, December 31,
  1999                         2,592,516     $   20.69 - $93.72     $     43.13
                             =============   ====================   ============

Options outstanding at December 31, 1999 are further detailed in the following table:

                                                                    REMAINING
         SHARES                                                      WEIGHTED
          UNDER                   OPTION PRICE                        AVERAGE
         OPTION                      PER SHARE                           LIFE
------------------------------------------------------------------------------
      1,253,796               $20.69 -- $27.63                      5.9 Years
        518,317                44.69 --  59.13                      7.2 Years
        795,403                62.63 --  78.28                      8.7 Years
         25,000                82.25 --  93.72                      9.4 Years
    ------------
      2,592,516
    ============


--------------------------------------------------------------------------------
The number of options exercisable and their weighted average exercise price for the three-year period ended December 31, 1999 are detailed in the following table:



                           DECEMBER 31,         DECEMBER 31,         DECEMBER 31,
                                  1999                 1998                 1997
---------------------------------------------------------------------------------
Options
    exercisable               1,046,975             693,020               351,493
                        ================      ==============       ===============
Weighted
  average
  exercise
  price of
  exercisable
  options               $         31.82       $       26.86        $        21.63
                        ================      ==============       ===============


The fair value of each option grant is estimated using the Black-Scholes option pricing model. The weighted average assumptions used for grants made in 1999, 1998 and 1997 are as follows:


                                      1999            1998            1997
                                    GRANTS          GRANTS          GRANTS
------------------------------------------------------------------------------
Dividend yield                        1.1%             2.6%           2.7%
Expected volatility                  29.4%            24.7%          22.2%
Risk-free interest
  rate                                4.6%             5.6%           6.4%
Expected option life               5 Years          5 Years        5 Years

The weighted average fair value of options granted in 1999, 1998 and 1997 was $23.30 per option, $15.45 per option and $11.25 per option, respectively. If compensation cost for the Corporation's Option Plan had been recorded based on the fair value at grant date and recognized over the vesting period of the award, the impact on the Corporation's net income and earnings per share would have been as follows:


                                                           AS            PRO
(DOLLARS IN THOUSANDS)                                REPORTED         FORMA
------------------------------------------------------------------------------
For the year ended
  December 31, 1999:
  Net income                                   $       77,569   $     72,773
  Diluted earnings per share                   $         3.72   $       3.49
For the year ended
  December 31, 1998:
  Net income                                   $       61,667   $     58,256
  Diluted earnings per share                   $         2.96   $       2.80
For the year ended
  December 31, 1997:
  Net income                                   $       51,032   $     48,327
  Diluted earnings per share                   $         2.39   $       2.26

-----------------------------------------------------------------------------

EMPLOYEE STOCK PURCHASE PLAN

The Employee Stock Purchase Plan ("ESPP"), which commenced on January 1, 1999, permits eligible employees to deduct between one and ten percent of their base pay on an after-tax basis to purchase shares under the ESPP, subject to a limit of $25,000 in any calendar year. The per-share purchase price is the lower of 85% of the fair market value on the first or the last day of the applicable offering period. Up to 350,000 shares of common stock have been authorized for issuance under the ESPP. As of December 31, 1999, 61,802 shares were purchased by ESPP. The fair value of shares issued to the ESPP exceeded the proceeds received by the Corporation by $1.0 million. The ESPP is non-compensatory in nature and accordingly, no charge to earnings was recorded.

--------------------------------------------------------------------------------
20. RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

Deferred Contribution Plan

The Corporation sponsors a 401(k) Plan and ESOP covering all employees who satisfy the specified service requirement.

     On February 1, 1999 the final debt service payment on the ESOP debt was made (see Note 11 to Notes to the Consolidated Financial Statements) and all remaining shares were allocated to eligible participants. As of December 31, 1999 the ESOP held a total of 1,517,836 shares of the Parent's common stock. Dividends on ESOP shares used for debt repayment were $0.3 million, $1.2 million and $1.1 million in 1999, 1998 and 1997, respectively.

     Dividends declared on ESOP shares are recorded as deductions from retained earnings. The Corporation receives a tax benefit for dividends paid on ESOP shares. These tax benefits are recorded in the Consolidated Statement of Income as a reduction of income tax expense. For earnings per share purposes, shares held by the ESOP are considered to be outstanding.

     Employees can participate in the 401(k) plan by making contributions, on a tax-deferred basis, up to the maximum annual amount allowed by law. The Corporation matched the employees' contribution at the rate of 60% of the first 5% of each participant's eligible compensation contributed to the 401(k) plan. The provisions of the 401(k) plan which provide for the company match became effective as of January 1, 1999. The Corporation's match is made in the form of the Corporation's common stock. For the year ended December 31, 1999, approximately 33,260 shares were credited to participant's accounts. The cost of the employer matching contribution ($2.7 million) was included in Other
Employee Benefits expense based upon the fair value of the Parent's common stock at December 31, 1999.

--------------------------------------------------------------------------------
PENSION AND OTHER POSTRETIREMENT BENEFITS

The Corporation provides pension and other postretirement benefits to qualifying employees.

     The pension plan is a trusteed, noncontributory, qualified defined benefit pension plan that provides pension benefits to substantially all employees. Benefits are based upon years of service, average compensation over the final years of service and the social security covered compensation. The Corporation's funding policy is consistent with the funding requirements of Federal laws and regulations. The pension plan's investment assets are managed by the Trust Company. The pension plan's investment assets principally are invested in shares of various domestic and international equity, fixed income and money market portfolios of the Excelsior Series of mutual funds. The Trust Company is the investment advisor of the Excelsior funds.

     The Corporation uses the projected unit credit cost method to compute the vested benefit obligation, where the vested benefit obligation is the actuarial present value of the vested benefits to which the employee is entitled based on the employee's expected date of separation or retirement.

     The Corporation provides certain health care and life insurance benefits for all employees, certain qualifying retired employees and their dependents. Postretirement medical and life insurance benefits are accrued during the years that the employee renders service to reflect the expected cost of providing health care and life insurance and other benefits to an employee upon retirement.

     The following table summarizes the components of retirement and postretirement benefit expenses (credits), the funded status of the Corporation's qualified retirement plan, changes in the benefit obligations related to these plans and the major assumptions used to determine these amounts.

                                                       1999                                1998                               1997
                           ---------------------------------   ---------------------------------  ----------------------------------
                            Pension     Health &                Pension    Health &                 Pension     Health &
                               Plan         Life      Total        Plan        Life       Total        Plan         Life      Total
------------------------------------------------------------   ---------------------------------  ----------------------------------
Components of expense
  (credit):
  Service cost and
    expenses.............  $  9,119     $    238   $  9,357    $  6,617   $     278   $   6,895   $   5,402    $     309   $  5,711
  Interest cost..........    14,601        1,394     15,995      14,077       1,779      15,856      12,458        2,182     14,640
  Amortization of prior
    service cost.........        87         (391)      (304)        177        (391)       (214)        177         (391)      (214)
  Actual return on plan
    assets...............   (84,668)         --     (84,668)    (46,341)        --      (46,341)    (45,135)         --     (45,135)
  Other net amortizations
    and deferrals(1).....    58,987           34     59,021      30,541      (6,759)     23,782      24,455          285     24,740
  Special termination
    benefits charge......       193           --        193          --          --          --          --           --         --
                           ----------   ---------- ---------   ---------- ----------- ----------  -----------  ----------- ---------
    Net expense
      (credit) (2) ......  $ (1,681)    $  1,275   $   (406)   $  5,071   $  (5,093)  $     (22)  $  (2,643)   $   2,385   $   (258)
                           ==========   ========== =========   ========== =========== ==========  ===========  =========== =========


Change in plan assets:
  Fair value of plan assets
  at beginning of year...  $291,128     $    --               $ 253,442        --                 $ 216,070        --
  Actual return on plan
    assets...............    84,668          --                  46,341        --                    45,135        --
  Employer
    contribution.........       --         1,630                    --       1,666                      --       1,688
  Benefits and expenses
    paid.................    (9,008)      (1,630)                (8,655)    (1,666)                  (7,763)    (1,688)
                           ----------   ----------             ---------  -----------             -----------  -----------
  Fair value of plan assets
    at end  of year......  $366,788     $     --              $  291,128  $     --                $  253,442   $     --
                           ----------   ----------             ---------  -----------             -----------  -----------
Change in benefit
  obligation:
  Benefit obligation at
    beginning of year....   220,715       20,821                192,352      31,940                 170,045       26,660
  Service cost...........     8,919          238                  6,417         278                   5,402          309
  Interest cost..........    14,601        1,394                 14,077       1,779                  12,458        2,182
  Actuarial (gain)/

    loss(1)..............   (34,850)      (1,822)                16,327     (11,510)                 10,071        4,477
  Benefits paid..........    (8,717)      (1,630)                (8,458)     (1,666)                 (7,763)      (1,688)
  Amendments.............      (474)         --                      --         --                    2,139          --
  Special termination
    benefits charge......       193           --                     --          --                      --          --
                           ----------   ----------             ---------- -----------             -----------  -----------
  Benefit obligation at

    end of year..........  $200,387     $ 19,001               $220,715   $  20,821               $ 192,352    $  31,940
                           ----------   ----------             ---------- -----------             -----------  -----------
Prepaid/(accrued) cost:
  Excess of plan assets
    over benefit
    obligation...........   166,401      (19,001)                70,413     (20,821)                 61,090      (31,940)
  Unrecognized cumulative
    net (gains) losses...  (136,391)      (1,261)               (40,246)        595                 (23,630)       5,346
  Unrecognized prior
    service cost.........       978       (1,582)                 1,539      (1,973)                  1,716       (2,364)
  Unrecognized net
    liability (asset) at
    date of initial
    application..........    (4,797)         --                  (7,196)         --                  (9,595)         --
                           ----------   ----------             ---------  -----------             -----------  ----------
  Prepaid (accrued)
    cost.................  $ 26,191     $(21,844)              $ 24,510   $ (22,199)              $  29,581    $ (28,958)
                           ==========   ==========             =========  ===========             ===========  ==========
Discount rate............      8.00%        8.00%                  6.75%       6.75%                   7.00%        7.00%
Rate of increase
  in salary (3)                6.00%        6.00%                  6.00%       6.00%                   4.50%        4.50%
Health care cost
  trend rate.............       N/A         8.50%                   N/A        9.00%                    N/A        11.30%
Expected rate of return
  on plan assets.........      9.00%         N/A                   9.00%        N/A                    9.00%         N/A

--------------------------------------------------------------------------------
(1) Pension plan expense in 1998 includes a charge of $7.3 million arising from the actuarial recalculation of certain benefit obligations. Health & Life other net amortization and deferrals for the year ended December 31, 1998 includes a $7.3 million gain reflecting an actuarial gain arising from a change in actuarial assumptions with regard to future retiree medical claims.

(2) The pension expense (credit) and postretirement benefit expense are determined using the assumptions as of the beginning of the year. The benefit obligations and the funded status are determined using the assumptions as of the end of the year.


(3) The rate of increase in compensation is based on an age-related table with assumed rates of increase in compensation ranging from 9.0% to 3.5%. The amount shown is the average assumed rate of increase for the given plan year.

The assumed rate of future increases in per capita cost of health care benefits (the health care cost trend rate) is 8.5% in 1999, decreasing gradually to 5.5% in the year 2005. A one percentage point change in the assumed health care cost trend rates would have the following effects:


                                                      1%             1%
(DOLLARS IN THOUSANDS)                           INCREASE       DECREASE
----------------------------------------------------------------------------
1999:
Effect on total of service and
  interest cost components                     $       17     $     (16)
Effect on postretirement benefit
  obligation                                   $      208     $    (217)
1998:
Effect on total of service and
  interest cost components                     $       26     $     (26)
Effect on postretirement benefit
  obligation                                   $      317     $    (333)
 1997:
Effect on total of service and
  interest cost components                     $       80     $     (80)
Effect on postretirement benefit
  obligation                                   $      950     $    (998)

In addition to the pension plan, the Corporation also maintains an unfunded, non-trusteed, non-contributory, non-qualified retirement plan ("BEP") for participants whose retirement benefits under the qualified plan exceed Federal tax law limits. As of January 1, 1997, the Corporation amended this non-qualified plan to change the Plan from a "defined benefit" to a "defined contribution" type of plan. The Corporation's accrued liability for the BEP was $13.8 million, $11.5 million and $9.3 at December 31, 1999, December 31, 1998 and December 31, 1997, respectively.


--------------------------------------------------------------------------------
21. PARENT COMPANY ONLY AND REGULATORY MATTERS

Condensed statements of income, condition and cash flows for the Parent follow:

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF INCOME

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                      YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                      1999                          1998                           1997
-------------------------------------------------------------------------------------------------------------------------------
Income:
  Equity in Net Income of Subsidiaries:
     Banks....................................   $        85,508              $         71,525               $         56,254
     Non-Banks................................            (1,758)                         (206)                          (212)
  Interest Revenue............................               442                         1,066                          1,433
  Other Income................................               142                           138                            130
                                                 -----------------            -------------------            ------------------
Total Income..................................            84,334                        72,523                         57,605
                                                 -----------------            -------------------            ------------------
Expenses:
  Interest Expense............................             5,117                         4,983                          4,705
  Professional Fees...........................               996                         7,450                            367
  Other Operating Expense.....................             5,534                         6,753                          4,832
                                                 -----------------            -------------------            ------------------
Total Expenses................................            11,647                        19,186                          9,904
                                                 -----------------            -------------------            ------------------
Income Before Income Taxes....................            72,687                        53,337                         47,701
Income Taxes (Benefits).......................            (4,882)                       (8,330)                        (3,331)
                                                 -----------------            -------------------            ------------------
Net Income....................................   $        77,569              $         61,667               $         51,032
                                                 =================            ===================            ==================

--------------------------------------------------------------------------------
U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CONDITION
--------------------------------------------------------------------------------

                                                                                                 DECEMBER 31,
                                                                   -------------------------------------------
(DOLLARS IN THOUSANDS)                                                          1999                     1998
--------------------------------------------------------------------------------------------------------------
ASSETS
Equity Investments in Subsidiaries:
  Banks........................................................    $       337,217            $      306,079
  Non-Banks....................................................             39,666                       734
                                                                   ------------------         ----------------
Total Equity Investments in Subsidiaries.......................            376,883                   306,813
Short-Term Investments.........................................             21,142                    25,503
Securities.....................................................                578                     1,042
Other Assets...................................................            115,455                   100,335
                                                                   ------------------         ----------------
Total Assets...................................................    $       514,058            $      433,693
                                                                   ==================         ================
LIABILITIES
Short-Term Credit Facilities...................................    $        35,000            $       20,000
Other Liabilities..............................................            125,670                   113,738
Long-Term Debt(1)..............................................             51,547                    55,320
                                                                   ------------------         ----------------
Total Liabilities..............................................            212,217                   189,058
                                                                   ------------------         ----------------
TOTAL STOCKHOLDERS' EQUITY.....................................            301,841                   244,635
                                                                   ------------------         ----------------
Total Liabilities and Stockholders' Equity.....................    $       514,058            $      433,693
                                                                   ==================         ================

--------------------------------------------------------------------------------
(1) Includes the 8.414% Trust Preferred Capital Securities. Refer to Notes to the Consolidated Financial Statements No. 11.

U. S. TRUST CORPORATION (PARENT COMPANY ONLY)
STATEMENT OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                         YEARS ENDED DECEMBER 31,
                                                             ---------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                                 1999                     1998                      1997
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..............................................     $        77,569         $          61,667         $          51,032
Adjustments to Reconcile Net Income to Net Cash
  Provided By Operating Activities:
  Equity in Net (Income) of Subsidiaries................             (83,750)                  (71,319)                  (56,042)
  Dividends Received from Subsidiaries..................              41,000                    51,000                    53,000
  Deferred Income Taxes.................................               1,834                      (739)                     (849)
  Net Change in Other Assets............................             (12,486)                  (14,571)                  (20,025)
  Net Change in Other Liabilities.......................              13,283                    20,661                    12,240
  Other, Net............................................               4,741                     1,735                     1,345
                                                             ------------------      -------------------       -------------------
Net Cash Provided by Operating Activities...............              42,191                    48,434                    40,701
                                                             ------------------      -------------------       -------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in Subsidiaries.............................                 576                      (240)                   (8,000)
Net Change in Short-Term Investments....................               4,361                   (17,502)                    2,729
Securities:
  Proceeds from Sales...................................                 464                    18,157                        --
  Purchases.............................................                 --                         --                   (17,539)
Principal Payment from ESOP.............................               3,773                     3,481                     3,214
Other, Net..............................................                  --                       525                    (1,547)
                                                             ------------------      -------------------       -------------------
Net Cash Provided by (Used in) Investing Activities.....               9,174                    4,421                    (21,143)
                                                             ------------------      -------------------       -------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Change in Short-Term Credit Facilities..............              15,000                    20,000                   (17,000)
Issuance of Long-Term Debt..............................                 --                         --                    51,547
Repayment of Long-Term Debt.............................              (3,773)                   (3,481)                   (3,214)
Issuance of Common Stock................................               6,937                     1,767                       755
Purchases of Treasury Stock.............................             (53,924)                  (58,173)                  (40,492)
Dividends Paid..........................................             (15,605)                  (12,973)                  (11,149)
                                                             ------------------      -------------------       -------------------
Net Cash (Used in) Financing Activities.................             (51,365)                  (52,860)                  (19,553)
                                                             ------------------      -------------------       -------------------
Net Change in Cash and Cash Equivalents.................                  --                        (5)                        5
Cash and Cash Equivalents at Beginning of Year..........                  --                         5                        --
                                                             ------------------      -------------------       -------------------
Cash and Cash Equivalents at End of Year................     $            --         $              --         $               5
                                                             ==================      ===================       ===================
Income Taxes Paid.......................................     $        41,100         $          39,818         $          30,289
Interest Expense Paid...................................               5,529                     5,157                     3,173

The Parent's banking subsidiaries are subject to limitations on the amount of dividends they can pay to the Parent without prior approval of the bank regulatory authorities. As of January 1, 2000, the Parent's banking subsidiaries can declare, in aggregate, dividends of approximately $77.1 million without prior regulatory approval.

     There are various statutory and regulatory limitations on the extent to which banking subsidiaries of the Parent can finance or otherwise transfer funds to the Parent or its nonbanking subsidiaries. These "covered transactions" are limited to 20% of all bank subsidiary's regulatory capital and surplus and covered transactions with any one such affiliate are limited to 10% of a bank subsidiary's regulatory capital and surplus. Covered transactions include, among other things, loans and extensions of credit to, purchases of assets from, and guarantees, acceptances, and letters of credit issued on behalf of, an affiliate. Such covered transactions must be collateralized by qualifying collateral as defined by applicable law.

     The Federal Reserve Board, the Corporation's primary federal regulator, establishes regulatory capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by the Federal Reserve Board that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines set by the Federal Reserve Board, banks and bank holding companies must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital requirements and classifications are also subject to qualitative judgments by the Federal Reserve Board about components, risk weightings and other factors. The capital of the Corporation and its subsidiaries exceeded minimum requirements at December 31, 1999.

     The following table sets forth the Corporation's and Trust Company's regulatory capital and ratios as of December 31, 1999 and 1998.


                                                    AS OF DECEMBER 31,                         AS OF DECEMBER 31,
                                                                 1999                                       1998
                                  -------------------------------------        -----------------------------------
(DOLLARS IN THOUSANDS)            AMOUNT                       RATE(a)         AMOUNT                     RATE(a)
-----------------------------------------------------------------------------------------------------------------
Tier 1 capital:
  Corporation.................    $       272,044               11.8%          $       235,835             12.0%
  Trust Company...............            186,360                9.7%                  158,806              9.7%
Total capital:
  Corporation.................            292,213               12.7%                  255,249             13.0%
  Trust Company...............            204,153               10.7%                  176,005             10.7%
Leverage:
  Corporation.................            272,044                6.2%                  235,835              6.2%
  Trust Company...............            186,360                5.4%                  158,806              5.1%
-----------------------------------------------------------------------------------------------------------------

(a) Minimum tier 1 capital, total capital and tier 1 leverage ratios are 4%, 8% and 3%-5%, respectively, for bank holding companies and banks.


Under the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), five capital categories were established for banks. Pursuant to that statute, the federal bank regulatory agencies have specifically defined these categories by determining that a bank is well capitalized if it maintains a tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5%.

     The Federal Reserve Board has also adopted these same thresholds for the tier 1 capital ratio and total capital ratio in defining a well capitalized bank holding company. The well capitalized threshold for the leverage ratio may be set at 3% to 5%, depending on other regulatory criteria.

     Based on their respective regulatory capital ratios at December 31, 1999 and December 31, 1998, the Corporation and its subsidiaries are well capitalized. There are no conditions or events that management believes have changed the Corporation's and subsidiaries well-capitalized status.

22. QUARTERLY CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

  -------------------------------------------------------------------------------------------------------------------------
                                                                       1999                                           1998
                              -----------------------------------------------   -------------------------------------------
  (DOLLARS IN THOUSANDS,         FOURTH       THIRD      SECOND       FIRST       FOURTH      THIRD       SECOND      FIRST
  EXCEPT PER SHARE AMOUNTS)     QUARTER     QUARTER     QUARTER     QUARTER      QUARTER   QUARTER       QUARTER   QUARTER
  --------------------------------------------------------------------------------------------------------------------------

  Fee revenue................. $115,924    $103,478    $105,095      $99,970     $88,814     $88,892     $83,293    $78,620
  Net interest revenue........   30,644      28,557      29,008       28,921      27,282      24,690      24,704     25,354
                              ----------  ----------  ----------  -----------  ----------  ----------  ----------  ---------
  Total revenue...............  146,568     132,035     134,103      128,891     116,096     113,582     107,997    103,974
  Operating expense...........  113,530     100,021     101,803       98,567      90,199      87,545      82,927     79,884
                              ----------  ----------  ----------  -----------  ----------  ----------  ----------  ---------
  Income before income taxes..   33,038      32,014      32,300       30,324      25,897      26,037      25,070     24,090
  Income taxes................   12,885      12,485      12,759       11,978      10,100      10,155       9,777      9,395
                              ----------  ----------  ----------  -----------  ----------  ----------  ----------  ---------
  Net income..................  $20,153     $19,529     $19,541      $18,346     $15,797     $15,882     $15,293    $14,695
                              ==========  ==========  ==========  ===========  ==========  ==========  ==========  =========
  Earnings per share:
    Basic earnings per share..    $1.08       $1.05       $1.05        $0.99       $0.85       $0.85       $0.81      $0.78
                              ----------  ----------  ----------  -----------  ----------  ----------  ----------  ---------
    Diluted earnings per share    $0.96       $0.93       $0.93        $0.88       $0.76       $0.76       $0.73      $0.70
                              ----------  ----------  ----------  -----------  ----------  ----------  ----------  ---------
  Stock price high............   $85.13      $94.88      $95.50       $84.00      $76.75      $84.13      $77.50     $66.50
  Stock price low.............    72.50       76.75       71.59        70.75       46.75       58.88       64.00      56.63
  Cash dividends declared.....     0.22        0.22        0.22         0.22        0.18        0.18        0.18       0.18

Since April 23, 1999, the common shares of the Parent have been listed on the New York Stock Exchange. Prior to this the common shares of the Parent were traded on the Nasdaq national market. As of January 1, 2000, there were 1,890 record holders of the Parent's common shares.

23.  OPERATING SEGMENTS
As of December 31, 1998, U.S. Trust adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." U.S. Trust has two lines of business as defined by the Statement, which are Personal Wealth Management and Institutional. Personal is further subdivided into New York and National Wealth Management.

    Further financial information by segment is contained within the "Businesses of U.S. Trust " section of Management's Discussion and Analysis.

The following is a summary of the lines of business operating results for the year ended December 31,

                            NEW YORK                    NATIONAL               INSTITUTIONAL                 TOTAL
                    --------------------------   ------------------------  ----------------------  ----------------------------
(DOLLARS IN
MILLIONS) (1)        1999     1998     1997       1999     1998    1997      1999    1998    1997      1999     1998      1997
----------------------------------------------   ------------------------  ----------------------  ----------------------------

Total Revenue......    $309     $255     $221       $132     $92     $70     $100     $95    $82       $542     $442      $373
                     ------   ------   ------     ------    ----    ----     ----    ----   ----     ------   ------    ------
Income Before
Income Tax.........     $90      $69      $57        $10      $9      $8      $27     $24    $19       $128     $101       $84
                     ------   ------   ------     ------    ----    ----     ----    ----   ----     ------   ------    ------
Total Assets.......  $3,710   $3,069   $2,936     $1,182    $973    $767     $131    $101   $112     $5,023   $4,143    $3,815
                     ------   ------   ------     ------    ----    ----     ----    ----   ----     ------   ------    ------
-------------------------------------------------------------------------------------------------------------------------------

(1) Columns may not tally due to rounding.

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of U.S. Trust Corporation:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of U.S. Trust Corporation and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


New York, New York
January 31, 2000


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